Exhibit 99.1

FOR IMMEDIATE RELEASE

Contact:	Dan Keeney, APR
DPK Public Relations
832-467-2904
dan@dpkpr.com

ERHC Energy Inc. announces the extension of Exploration Phase I in JDZ Blocks

HOUSTON, September 30, 2010 – ERHC Energy Inc. (OTCBB: ERHE), a publicly traded American company with oil and gas assets in the highly prospective Gulf of Guinea off the coast of West Africa, today announced that the Joint Development Authority (“JDA”) has approved a 6-month extension of Exploration Phase I in Joint Development Zone Blocks 3 and 4. The extension will enable the contracting parties to complete all studies needed for further exploration in the Blocks.

Earlier this month, ERHC supported Addax Petroleum, ERHC’s technical partner and the operator of JDZ Blocks 3 and 4, in applying to enter into Exploration Phase II pending the completion of the studies. Instead, agreement was reached with the JDA to further extend Exploration Phase I to enable completion of the studies before commencement of Phase II.

“To date, there has been a tremendous amount of work carried out to update volumetrics of the resources, analyze geochemical samples, interpret sample analysis and reevaluate play concepts, but more time is required to conclude the study program,” said ERHC CEO Peter Ntephe. “ERHC acknowledges the commitment and efforts of the Operator as well as the continued support and cooperation of the JDA."

The outcome of a similar dialogue between the contracting parties and the JDA on JDZ Block 2 is expected shortly.

ERHC has 22 percent interest of JDZ Block 2, 10 percent interest of JDZ Block 3 and 19.5 percent interest of JDZ Block 4. The contracting parties’ commitments on Exploration Phase I of JDZ Blocks 2, 3 and 4 were successfully met with the drilling of five wells in the three blocks between August 2009 and January 2010. All the wells were completed within time and according to budget.  Natural gas was discovered in at least three of the wells. Information about each of the Blocks is available at www.erhc.com/jdz.

About ERHC Energy

ERHC Energy Inc. is a Houston-based independent oil and gas company focused on growth through high impact exploration in the highly prospective Gulf of Guinea and the development of undeveloped and marginal oil and gas fields. ERHC is committed to creating and delivering significant value for its shareholders, investors and employees, and to sustainable and profitable growth through risk balanced smart exploration, cost efficient development and high margin production. For more information, visit www.erhc.com.

Cautionary Statement

This press release contains statements concerning ERHC Energy Inc.’s future operating milestones, future drilling operations, the planned exploration and appraisal program, future prospects, future investment opportunities and financing plans, future shareholders’ meetings, and related proceedings, as well as other matters that are not historical facts or information.  Such statements are inherently subject to a variety of risks, assumptions and uncertainties that could cause actual results to differ materially from those anticipated, projected, expressed or implied. A discussion of the risk factors that could impact these areas and the Company’s overall business and financial performance can be found in the Company’s reports and other filings with the Securities and Exchange Commission. These factors include, among others, those relating to the Company’s ability to exploit its commercial interests in the JDZ and the Exclusive Economic Zone of São Tomé and Príncipe, general economic and business conditions, changes in foreign and domestic oil and gas exploration and production activity, competition, changes in foreign, political, social and economic conditions, regulatory initiatives and compliance with governmental regulations and various other matters, many of which are beyond the Company’s control. Given these concerns, investors and analysts should not place undue reliance on these statements. Each of the above statements speaks only as of the date of this press release. The Company expressly disclaims any obligation or undertaking to release publicly any updates or revisions to any forward-looking statement to reflect any change in the Company’s expectations with regard thereto or any change in events, conditions or circumstances on which any of the above statements is based.